Exhibit 5.1

October 30, 2026

SeaStar Medical Holding Corporation

3513 Brighton Blvd, Suite 410

Denver, Colorado 80216

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SeaStar Medical Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and resale by certain selling stockholders of up to 1,767,784 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of certain new warrants to purchase shares of the Company’s Common Stock (the “New Warrants”) issued pursuant to those certain Inducement Letters, each dated October 2, 2026, by and between the Company and the holders named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the New Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company, or that the consideration paid upon exercise of the New Warrants is below the par value per share of the Common Stock.

Based on the foregoing, we are of the opinion that upon due exercise of the New Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the New Warrants, the Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP
JBE/DPL